Exhibit 3.8
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                             COMPANIES LAW, CAP. 113

                                ----------------

                            COMPANY LIMITED BY SHARES


                                ----------------

                             ARTICLES OF ASSOCIATION


                                       OF


                        TOPSCALE SHIPPING COMPANY LIMITED


         1. The regulations contained in Part 1 of Table "A" in the First Schedule of the Companies Law, Cap. 113 (which Table is hereinafter called "Table A") shall apply to this Company, save those which by these presents are excepted or amended or which are inconsistent with the other provisions of these Articles. The regulations of Part 1 of "Table A" Nos. 11, 24, 53, 58, 60, 77, 79, 88 (a), 89, 90, 91, 92, 98 and 113 shall not apply, but save as above provided and in addition to the other provisions of Part 1 of "Table A", the following shall constitute the Articles of Association of this Company.

         2.       The Company is a private company and consequently:

                  (a) The right to transfer shares is restricted in manner hereinafter prescribed,

                  (b) The number of members of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were while in such employment and have continued after the determination of such employment to be members of the Company) is limited to fifty. Provided that where two or more persons hold one or more shares in the Company jointly they shall for the purpose of this Article be treated as a single member,

                  (c) Any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

                  (d) The Company shall not have power to issue share warrants to bearer.

         3. Any branch or nature of business for which there is either an express or an implied by the Memorandum of Association of the Company or by these Articles authorization to be undertaken by the Company may be undertaken by the Directors



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                  at such time or times as they would deem fit and, furthermore, may remain by the Directors in abeyance, irrespective of whether such branch or nature of business has actually started or not if the Directors would deem fit not to start or not to continue with such branch or nature of business.

         4. The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company's lien, if any, on a share shall extend to all dividends payable thereon.

         5. All additional shares approved to be issued shall be offered to the members in proportion to the number of shares already held by them and such offer shall be made by notice fixing the number of shares which each member is entitled to be allotted and restricting the time in which the offer if not accepted, shall be deemed as having been declined and after which time or on receipt of a declaration by the member to whom such a notice is given that he declines to accept the shares offered, the Directors may allot or otherwise dispose same to such persons and under such conditions as they would deem fit.

         6. The Directors may, independently of any other provision of the Articles, but subject to Art. 7 hereinbelow in their absolute discretion and without assigning any reason therefor, decline to register the transfer of any share to any person of whom they do not approve, whether or not it is a fully paid share, and may also decline to register the transfer of any share on which the Company has a legal lien.

         7. Notwithstanding any other provision in these Articles, the following transfers of shares to members of the Company or not and either by sale, exchange, gift, transmission by law or otherwise are freely permitted and the Directors shall forthwith approve any such transfer and shall proceed to the registration of same in the Register of Members of the
                  Company:

                  (a) Transfer to father, mother, spouse, child, grandson or granddaughter of the transferor (in these Articles called " members of the family ").



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         10.      If the Company shall, within the space of twenty-eight days after being served with such notice of sale, find a member willing to purchase any share included in the notice of sale hereinafter called "the purchasing member" - and shall give notice thereof to the retiring member, the retiring member shall be bound, upon payment of the fair value, to transfer the share to the purchasing member, who is bound to complete the purchase within seven days from the service of the last mentioned notice. The Directors, in order to find a purchasing member shall offer any shares included in a notice of sale to the persons who are the holders of the remaining shares in the Company in as near a proportion to the shares in the Company held by them and shall limit the time within which such offer if not accepted will be deemed as declined, and the Directors shall then make such arrangements as regards finding a purchasing member for any shares declined by the member to whom the shares were offered, within the so fixed time limit, as the Directors would deem just and reasonable.

         11. The fair value of a share is fixed by agreement between the purchasing and the retiring member and any difference in regard thereto shall be referred to arbitration of one arbitrator, whose decision shall be final and, subject to above, the Arbitration Law for the time being in force shall apply and the auditors of the Company shall appear before such arbitrator as expert witnesses. If for any reason the award of the arbitrator is not made within fourteen days from the date of the appointment of the arbitrator, the arbitration is cancelled and the auditors of the Company shall fix finally the fair value as experts and not as arbitrators.

         12. If, in case the retiring member makes default in transferring any share which he was bound to transfer as above, the Directors may authorize another person to proceed with the transfer of the shares to the purchasing member and may give valid receipt for the purchase-money of such shares, register the purchasing member as holder thereof and issue a certificate in respect of same in his name and by virtue of which the purchasing member shall become absolutely entitled to same. The retiring member in such a case shall be bound to return the certificate of the said shares and upon that shall be entitled to collect the purchase-money, without interest, and if such certificate contains any shares which he was not bound to transfer as above, the Company shall issue to him a certificate for the remaining shares.

                           Provided that, till the return of the above
                  certificate, same shall in any case, be deemed to be cancelled with regard to any share already transferred to a purchasing member, as above.

         13. If the Directors shall not, within the space of twenty-eight days after being served with a notice of sale, find a participating member for all or any of the shares which are included in such notice and shall not give notice in manner aforesaid, or if through no fault of the retiring member the purchase of any shares in respect of which such last mentioned notice was given is not concluded within the space of twenty-eight days from the service of such notice, the retiring member at any time

                                      - 3 -


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                  within the next six months shall be free, subject to Art. 6, to sell and transfer the shares contained in the notice of sale or such of them which were not sold to a pur chasing member at any price and to any person.

         14. Notwithstanding any other provisions of the Articles, no share shall be given by a member as a pledge or as security for a loan, debt or obligation without the sanction of the Directors, and the Directors shall decline to register or recognize any such pledge or security given in contravention of this Article, which pledge or security shall not be valid towards the Company, save as otherwise provided by law.

         15. Each member shall not be entitled to appoint more than one proxy to attend on the same occasion.

         16. All notices and other communications relating to a General Meeting and which each member is entitled to receive, shall also be given to the auditors of the Company.

         17. No business shall be transacted at any General Meeting unless a quorum of members is present at the time when the Meeting proceeds to business. Save as herein otherwise provided, two members present in person or by proxy shall be a quorum.

         18. At any General Meeting a resolution put to the vote of the Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:

                  (a)      by the chairman, or

                  (b) by at least one member, present in person or by proxy.

                           Unless a poll be so demanded, a declaration by the
                  chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution. The demand for a poll may be withdrawn.

         19. The Chairman of a general meeting has no second or casting vote.

         20.      (a)      The number of the Directors shall be from one to
                           seven and may be increased or reduced by an ordinary resolution of the Company.

                  (b) The number of the first Directors within the aforesaid limits and their names shall be determined by the subscribers to the Memorandum of Association of the Company.


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                  (c)      The aforesaid first Directors shall hold their post
                           until the first Annual General Meeting.

                  (d) At each Annual General Meeting all Directors shall resign but shall be eligible for re-election.

         21. It shall not be necessary for a Director to be registered holder of shares in the Company in order to be a Director, and in such case he shall be entitled to receive notice and attend all the General Meetings of the Company.

         22. The Directors may exercise all the powers of the Company, to borrow or raise money, to mortgage or charge the undertaking of the Company, its property and uncalled capital, as well as to issue debentures, debenture stock and other securities as security for any debt, loss or obligation of the Company or of any other third party.

         23. The Directors may meet together for the despatch of their business, adjourn and otherwise regulate their meetings as they deem fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes, the Chairman shall not have a second or casting vote. A Director may and the Secretary, on the requisition of a Director, shall, at any time, summon a meeting of the Directors.

         24. Each Director may vote as Director in respect of any contract or arrangement in which he is personally interested or in respect of any other matter referred to in section 191 of the Companies Law and if he does so vote his vote shall be counted and shall, also, be counted in the quorum present at the meeting when considering such contract or arrangement.

         25. Each Director may at any time and from time to time by a Power of Attorney duly made and attested appoint any person, Director or not to be an Alternate Director in his place and for any period of time he may fix, and such Alternate Director shall during such period be entitled to attend and vote in any Meeting of the Director and he shall generally have and exercise all rights, powers and duties of the Director appointing him, provided always that the appointor Director may at any time revoke such appointment and in case of death or disability of the appointor Director or in case in which the latter ceases for any reason to be a Director the appointment shall be terminated ipso facto and shall be of no effect.

                           If an Alternate Director is already a Director of the
                  Company, he shall have a separate vote as Alternate Director and shall be counted separately for the purposes of constituting a quorum.

         26. Any person acting as Alternate Director shall be deemed to be an officer of the Company and he shall be personally liable to it for his acts and omissions and his remuneration shall be paid out of the remuneration of the Director appointing him

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                  and shall consist of such part of such remuneration as it may be agreed between the appointor Director and his Alternate.

         27.      (a)      The Seal of the Company shall only be used by the
                           authority of the Directors and every instrument to which the Seal shall be affixed shall be signed by one Director or Alternate Director, or by the Secretary.

                  (b) The Company may have an official seal, in addition to the aforesaid common seal, which shall be as provided by s.36 (1) of the Law and for use as therein provided.

         28. Subject to the provisions of the Law, a resolution in writing signed by all the members for the time being entitled to receive notice of and to attend and vote at General Meetings -or being corporations by their duly authorized representatives -shall be as valid and effective as if the same had been passed at a General Meeting of the Company duly convened and held.

         29. A resolution in writing, signed, or approved by letter, cable, radiogram or telex by all the Directors, or the Alternate Directors, shall be as valid and effective for all purposes as if the same hid been passed at a meeting of the Directors duly convened and held and whenever the same is signed may consist of several papers each of which shall be signed by one or more of the aforesaid persons.

         30. The Directors may at any time require from any person, whose name is registered in the register of members of the Company, to furnish them with any information supported - if the Directors so require - by a statutory Declaration, which they may consider necessary for the purpose of enabling them to determine whether or not the Company is an exempt private Company within the meaning of para. 4 of section 123 of the Law.

          31. Notwithstanding any provision contained in the Articles applicable to the Company, the meetings of the Directors, as well as the General Meetings of the Company (ordinary or extraordinary) may be convened and held either in Cyprus or abroad, in any city or at any place as the majority of the Directors or the members, as the case may be, may require in writing.

         32. Except as required by law, no person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as otherwise provided by these Articles or by law or by an order of a Court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.


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         33.      Notwithstanding any provision of Art. 32 above, but always subject to the provisions of section 112 of the Law, the Company may if it so desires and if it has been notified in writing thereof, recognize the existence of a trust on any share although it may not register the same in the Register of Members of the Company. Such recognition by the Company is made known to the trustees by letter and is irrevocable as long as such trust remains in existence, even though trustees or any of them may be replaced.

         34. The Directors may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any person or to the widow of or dependants of any person in respect of services rendered by him to the Company whether as Director or Director in any executive office or in any other officer or employment under the Company or indirectly as an officer or employee of any subsidiary company of the Company notwithstanding that he may be or may have been a Director of the Company and the Company may make payments towards insurances or trusts for such purpose in respect of such persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such person, without being precluded from granting such retirement pensions or annuities or other gratuities or allowances including allowances of death not as a part and independently of the terms of any engagement but upon the retirement, resignation or death of any such person as the Board of Directors may decide.

         35. A notice may be given by the Company to any member either personally or by sending it by post to him or to his registered address or (if he has no registered address within Cyprus) to the address, if any, within or out of Cyprus, supplied by him to the Company, for the giving of notice to him. Where a notice is sent by post, service of the notice shall be deemed to be effected if contained in an envelope, duly addressed and duly stamped and posted by double registered letter and shall be deemed to have been received in the case of a notice of a meeting at the expiration of 72 hours after posting and in any other case at the time at which the letter would be delivered in the ordinary course of post.


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                             COMPANIES LAW, CAP. 113

                      ------------------------------------


                            COMPANY LIMITED BY SHARES

                      ------------------------------------


                            MEMORANDUM OF ASSOCIATION


                                       OF


                        TOPSCALE SHIPPING COMPANY LIMITED

1.       The name of the Company is:

         TOPSCALE SHIPPING COMPANY LIMITED

2.       The registered office of the Company will be situated in Cyprus.

3.       The objects for which tile Company is established are:

         (1) To bareboat charter vessels of any kind and to register the same at any ship registry in accordance with any relevant law and to purchase, take in exchange, hire, manage, charter, build, or otherwise acquire, hold or equip ships or vessels of any kind with or without their equipment, machinery, furniture and receptacles, or shares or interests in such ships or vessels, as well as shares or other documents of companies possessed of such ships or vessels, and to employ the same in the conveyance of passengers, troops, goods and produce of all kinds, including live stock, oil or other liquids, weapons and munitions of war and generally any kind of articles, between any ports or places, in Cyprus or elsewhere and to acquire any postal subsidies, and to maintain, repair, improve, alter, let out on hire, mortgage or otherwise deal with, sell or dispose of any such ships or vessels, shares or documents.

         (2) To carry on the business of shipowners, carriers by land and sea, managers, dealers and agents of ships and shipping companies, shipchandlers, warehousemen, contractors, owners of barges, lighters, motor boats or other small vessels, forwarding agents, agents of all kinds, stevedores, shipbrokers, freight contractors, shipowners, wharfingers, manufacturers and merchants of ice, owners and keepers of refrigerating stores and spaces and to insure with any company or person against any loss, damage, risk or liability of any kind which may affect the Company, its property, its products or the persons or articles transported by it and its transport means as well as to carry on the business of insurance agents for any type of insurance business, including maritime insurance.




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                                       -2-

         (3) To borrow money for any purpose jointly and/or severally with others, to give guarantees and securities of the liabilities and obligations of others and generally, without limitation, in any possible way and by any method or means, to grant financial, commercial or other assistance, aid or support, of any nature, to others; provided that for the purposes of this paragraph the word "others" shall mean and include only any one or more shipowning or shipmanagement or other companies, which belong to the same group of companies as the Company, or are controlled by the same shareholders as those of the Company or own a vessel managed or operated by the same managers or operators as a vessel of the Company.

         (4) To participate in the management, supervision and control of any business or work of any company or enterprise and for this purpose to appoint and remunerate any Directors, Managers, accountants, experts, agents or other representatives and to amalgamate with any other company or enterprise which either in part or as a whole has objects similar to those of the Company.

         (5) To acquire either in part or as a whole the property or the obligations of any person or persons, legal or physical, and of any description, so long as the Company deems them capable of promoting its business and contribute to its success.

         (6) To enter into contracts, agreements and arrangements with other companies, person or persons, legal or physical and of whatever description, on lawful consideration and to carry on on their behalf any kind of business connected with the objects of the Company.

         (7) To enter into partnerships or any other arrangements for participation in profits or interests, and into co-operation, joint ventures, mutual concessions or otherwise with other persons or person, legal or physical, or with other enterprises carrying on or engaged in business or commercial transactions capable of being directly or indirectly beneficial to the Company.

         (8) To invest and manage the capital and monies of the Company in such shares or other investments, mortgages or pledges as it would be deemed fit or in such a way as the Directors may from time to time decide, as well as to subscribe for, take, buy or otherwise acquire and possess shares or other interests in other companies or debentures or other securities in same.

         (9) To enter into any arrangements with any Government or Authority, Municipal, local or otherwise, which might be considered as conducive to the attainment of the objects of the Company or of any of them, to obtain by such arrangement concessions, rights or privileges, which, as a whole or each one separately the Company would wish to obtain and use and to comply with such arrangements, rights, privileges and concessions.




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                                       -3-

         (10) To secure the registration or recognition of the Company in any country or place and to comply with any necessary or advantageous conditions for the purpose of ensuring the functioning of the Company in such country or place and to establish local representatives or offices therein for the carrying on of its business.

         (11) To appoint and engage employees, servants, workers, personnel, agents or other persons in connection with the business of the Company.

         (12) To remunerate any person or firm rendering services to the Company or working in the Company either by payment of money or by the issue of shares as fully or partly paid up or by granting a dividend or interest in the profits of the Company.

         (13) To lend or advance money to such persons and under such conditions as it would be deemed advisable and, especially, to its members, to customers and persons dealing with the Company.

         (14) To provide indemnities or guarantees to third parties including mortgaging and charging of the property of the Company by way of security of a loan and/or guarantee to third parties. The provision of such indemnity or guarantee constitutes a self-evident and conclusive fact that the same was made in the interests and/or for the promotion of the objects of the Company.

         (15) To borrow, seek and secure the payment of money in respect of the business of the Company and for this purpose to mortgage and burden the business and the whole or any part of its immovable and movable property, present or future, in any way the Company would deem fit, including the issue, at nominal value or increased value or value below the nominal one, of debentures or stock, perpetual or otherwise. charged upon all or any of the property of the Company (both present or future), including its uncalled capital and, further or additionally, to secure any securities of the Company by trust or other security and to purchase, redeem or otherwise pay off any such securities.

         (16) To draw, accept, indorse, discount and execute promissory notes, bills of exchange and other instruments payable to order or to the bearer.

         (17) To purchase, take under lease or exchange, let or otherwise acquire, use and possess or mortgage, sell, gift or otherwise alienate any property or any interests, lands, buildings, easements, rights privileges, concessions, machineries, patents, installations, goods or any other movable or immovable property of any kind.

         (18) To erect, construct, commence construction, extend, convert and maintain any buildings works and machinery necessary or suitable for the objects of the Company.




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                                       -4-

         (19) To register, acquire, possess, use, sell or otherwise dispose business names, trade and industrial marks, patents, invention rights, copyrights and other similar rights and privileges.

         (20) To advertise either by itself or through special, governmental or private bodies, the businesses of the Company or any of them, in any way the Company would deem fit, including the advertisement through the press or radio, through placards, films, circu lars, exhibitions, publication of books or magazines, competitions, prize awards or rewards and through any other lawful means.

         (21) To sell or otherwise dispose of part or the whole of the business or the property of the Company for such consideration as the Company would deem fit.

         (22) To distribute in specie amongst the members of the Company part or the whole of the property or the business of the Company and at any time, as well as in case of its dissolution.

         (23) To establish and maintain or procure the establishment and maintenance of any contributory or non contributory pension provident or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company, or of any company which is a subsidiary of the Company or is allied to or associated with the Company or any subsidiary company, or who are or were at any time Directors or officers of the Company or of any such other company as aforesaid, and the wives, widows, husbands, widowers, families and dependants of any such persons, and also to establish and subsidize and subscribe to any institutions, associations, clubs or funds which to the Company may seem to be for the benefit of or to advance the interest and well-being of the Company or of any such other company as aforesaid or of any such persons as aforesaid and make payments to or towards the insurance of any such person as aforesaid, and do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid.

         (24) To participate in or otherwise aid any charitable or philanthropic body or purpose or other purpose of public benefit.

         (25) To pay all expenses related to the formation and registration of the Company.

         (26) To do all or any of the above acts either alone or in conjunction with others and in various legal capacities, such as principal, mandatory, agent contractor, trustee or in any other capacity envisaged by the Law, as well as generally and for every purpose or object to act in any capacity as above.




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                                       -5-

         (27) To do any act which is conducive to or necessary for the achievement of the above or of any of the above objects severally.

                  It is hereby expressly declared that each sub-clause of clause 3 above shall be construed independently of any other sub-clause thereof and that none of the objects mentioned in any of the above sub-clauses shall be deemed to be merely subsidiary to the objects mentioned in any of the other above sub-clauses.

4.       The liability of the members is limited.

5. The share capital of the Company is (pound)1000 - - divided into 1000 shares of (pound)1000 each. The shares in the original or any increased capital may be divided into several classes, and there may be attached thereto respectively any preferential rights, privileges, conditions or restrictions or especially as regards dividends, capital, voting rights or otherwise.